Exhibit 8.2

                     Opinion of Murphy, Whalen & Broussard
                  regarding Louisiana income tax consequences




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                [MURPHY, WHALEN & BROUSSARD, L.L.C. LETTERHEAD]






                                  May 11, 1999



Board of Directors
Florida Parishes Bank
P. O. Box 99
Hammond, Louisiana 70404

Gentlemen:

         You have requested our opinion regarding the material Louisiana state income tax consequences of the conversion of Florida Parishes Bank (the "Bank"), a federally chartered mutual savings bank, to stock form (the "Conversion"). In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by FPB Financial Corp. (the "Company"), a newly organized Louisiana-chartered corporation.

         We have not reviewed all of the legal documents necessary to effectuate the Conversion or the acquisition of the Bank's capital stock by the Company. An inherent assumption of this opinion is that all steps required by federal and state law and regulatory authorities will be effectuated consistent with the information submitted to us.

                                   BACKGROUND



         We have reviewed the federal income tax opinion (the "Opinion") prepared by the firm of Elias, Matz, Tiernan & Herrick, L.L.P. dated May 11, 1999 which was addressed and furnished to you. We have also reviewed the factual representations of the managements of the Company and the Bank dated May 10, 1999 (the "Representations") and supplied to the aforementioned authors of the Opinion. We have relied on the facts in the Opinion and in the Representations as to the manner in which the proposed transactions will be accomplished and the federal income tax aspects of the transactions as detailed in the Opinion. By this reference, such federal tax opinion and its related references are incorporated herein.


                           LOUISIANA LAW AND ANALYSIS

         Louisiana income tax statutes are included in Title 47, Sub-Title II, Chapter 1, of the Louisiana Revised Statutes of 1950. Corporation income tax laws are contained within part II A. therein. Individual income tax statutes are contained within Part III therein.


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Board of Directors
Florida Parishes Bank
 May 11, 1999

         Pursuant to Louisiana Revised Statutes (La. R.S.)47:287.501(B)(1), building and loan associations (among others) are exempted from imposition of any and all Louisiana income tax.

         Louisiana corporate gross income and allowable deductions are defined as federal gross income and deductions, subject to certain modifications. La. R.S. 287.61-63. Modifications to federal taxable income are contained in La. R.S. 287.71-86 and 287.701-785. Absent any specific modifications contained within these sections, Louisiana corporate taxable income is equivalent to federal taxable income. Since gains and losses realized by parties to a reorganization, as defined by federal statutes, are not specifically identified as modifications to federal gross income or deductions, the State of Louisiana has effectively incorporated the corporate reorganization provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect to parties to a reorganization. Since gains and losses realized by corporate shareholders in a reorganization are not specifically identified as modifications to federal gross income or deductions, nor are there any modifications with respect to the determination of basis or the holding period of stock received in a reorganization, the State of Louisiana has effectively incorporated the corporate reorganization provisions of the Code with respect to corporate depositors and shareholders.

         La. R.S. 47:290 provides that such part (Part III) is intended to conform the Louisiana individual income tax law with the Code, except as otherwise expressly provided. La. R.S. 47:293(1) defines Louisiana adjusted gross income as adjusted gross income as reported for federal purposes. La. R.S. 47:296(6) defines Louisiana taxable income as Louisiana adjusted gross income with specific modifications listed therein. None of the modifications listed therein relate to the Louisiana taxation of realized gains or losses in connection with corporate reorganizations, nor the determination of basis or the holding period of stock received in a reorganization. The State of Louisiana has, therefore, effectively adopted the corporate reorganization provisions of the Code to the extent these provisions affect individual depositors and shareholders.

         La. R.S. 47:162C. states that fiduciaries are subject to all the provisions of Louisiana law that relate to individuals. Based upon the above analysis of individuals, the same conclusions would apply with respect to fiduciary depositors and shareholders.

         La. R.S. 47:203. states that partnerships shall compute taxable income in the same manner as in the case of individuals, with certain listed modifications. As none of the modifications relate to reorganization provisions of the code, and based upon the above analysis of individuals, the same conclusions would apply with respect to depositors and shareholders which are partnerships.


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Board of Directors
Florida Parishes Bank
 May 11, 1999

         Title 12, Chapter 22, part X, Section 1368 of the Louisiana Revised Statutes of 1950 states that for Louisiana income tax purposes, limited liability companies shall be treated and taxed in the same manner as treated and taxed for federal purposes. Therefore, regardless of corporate or partnership federal income tax treatment, based upon the above analysis of each, the same conclusion would apply with respect to depositors and shareholders that are limited liability companies.

                                    OPINIONS

         In rendering our opinion herein, we have relied upon the Opinion prepared by Elias, Matz, Tiernan & Herrick, L.L.P.

         Because savings institutions are not subject to Louisiana income taxes, no income will be recognized for Louisiana income tax purposes by Florida Parishes Bank as a result of the Conversion and the sale of its capital stock to the Company.

         Because the Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code, and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion pursuant to Section 361 of the Code and Revenue Ruling 80- 105, it is also our opinion that for Louisiana income tax purposes: (1) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company; (2) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank (in its stock form) plus their interest in the liquidation account in exchange for the deposit accounts in the mutual association; (3) assuming the non-transferable subscription rights to purchase Company Common Stock have no value, the tax bases of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the bases of their accounts immediately prior to the Conversion; (4) assuming the non-transferable subscription rights to purchase Company Common Stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (5) the tax basis to the holders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor, and the holding period of such shares will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased through the Community Offering.


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Board of Directors
Florida Parishes Bank
 May 11, 1999

         It is further our opinion that the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and non-transferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank, but only to the extent of the value, if any, of the subscription rights.

                                   CONCLUSIONS

         This opinion sets forth our views based upon the completeness and accuracy of the information made available to us and any assumptions of fact that were included. Our opinion relies upon the relevant provisions of the Internal Revenue Code, the Louisiana Revised Statutes, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modifications by subsequent legislative, regulatory, administrative or judicial decisions. Any such changes could be retroactive in effect and, therefore, could affect the validity of our opinions. We undertake no responsibility to update our opinion in the event of any such change or modifications.


         We hereby consent to the filing of this opinion as an exhibit to the Company's Amendment No. 2 to Registration Statement on Form SB-2 and the Bank's Amendment No. 2 to Application for Conversion, and we also consent to the references to us under the headings "Experts", "The Conversion - Tax Aspects" and "Legal and Tax Opinions" in the Prospectus contained in such filings.



                                     Yours, truly,




                                     /s/ Murphy, Whalen & Broussard, L.L.C.
                                     --------------------------------------
                                         Murphy, Whalen & Broussard, L.L.C.